Exhibit 99.1

February 24, 2006

To: Directors and Section 16 Officers of Tellabs, Inc.

From: Administrative Committee of the Tellabs Profit Sharing and Savings Plan and the Tellabs Retirement Plan (“Tellabs Plans”)

Subject: Blackout Period for Tellabs Plans

This is to notify you of an upcoming blackout period under the Tellabs Plans. During this trading blackout, your ability to conduct transactions in Tellabs, Inc. (“Tellabs”) equity securities will be limited. We expect the blackout period to begin March 24, 2006 and end April 10, 2006.

This blackout period will allow us to transition from our current record-keeper to a new record-keeper for the Tellabs Plans.  During the blackout period, participants will be unable to direct investments or change assets held in their accounts in the Tellabs Plans or obtain a loan, withdrawal or distribution from the Tellabs Plans.  Participants have been notified of the blackout period as of the date of this letter.

In addition, because the Tellabs Profit Sharing and Savings Plan (“Tellabs 401(k) Plan”) offers Tellabs stock as an investment option, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, Tellabs directors and Section 16 officers are not permitted to trade in Tellabs equity securities (including the exercise of any options or the sale of any restricted stock) while participants in the Tellabs 401(k) Plan are unable to complete transactions in the Tellabs 401(k) Plan. This prohibition applies to Tellabs equity securities that you hold both inside and outside of the Tellabs 401(k) Plan.

Gifts, dividend reinvestments and trading pursuant to a previously established 10b5-1 trading plan are exempt from this prohibition.

This notice is in addition to any other normal trading restrictions contained in Tellabs’ other policies and procedures, including its Insider Trading Policy and its Integrity Policy.  Provided the blackout period dates do not change, this prohibition will occur during at a time when the trading window will be closed in conformance with such policies.

If you have any questions, please do not hesitate to contact Ralph Beidelman at 630-798-2120, One Tellabs Center, 1415 W. Diehl Road MS 447, Naperville, IL 60563.